Exhibit 99.1

Ingersoll Rand Delivers Third-Quarter Continuing EPS of $0.80

on 8 Percent Revenue Growth

•	Reported earnings per share (EPS) of $0.80 from continuing operations at top of the prior guidance range of $0.70 to $0.80.

•	Revenues of $3,730 million in the third quarter, up 8 percent compared with 2009 (up 9 percent excluding the impact of currency), compared with prior guidance of $3,650 to $3,750 million.

•	Operating margins of 10.9 percent improved 1.5 percentage points year-over-year driven by higher volume and 4.7 percent gross productivity.

•	Third-quarter orders increased 10 percent year-over-year excluding currency, led by upswings in industrial, transport refrigeration, and heating, ventilation and air conditioning (HVAC) in China.

•

Full-year EPS guidance increased to a range of $2.30 to $2.40 from continuing operations excluding $(0.12) of healthcare tax expense. Fourth-quarter EPS forecast increased to $0.56 to $0.66 including ($0.07) of restructuring/productivity investments.

Swords, Ireland, October 22, 2010 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today announced that total reported revenues increased by 8 percent for the third quarter of 2010 compared with the 2009 third quarter; orders increased by approximately 10 percent excluding currency; and diluted earnings per share (EPS) from continuing operations were at the top of the prior guidance range.

The company reported net earnings of $232.2 million, or EPS of $0.68, for the third quarter of 2010. Third-quarter net income included $271.7 million, or EPS of $0.80 from continuing operations, as well as $39.5 million of after-tax costs, equal to EPS of $(0.12), from discontinued operations. Third-quarter 2010 EPS from continuing operations included approximately $25 million of pre-tax restructuring/productivity investments, or EPS of $(0.05). Discontinued operations included an after-tax loss of approximately $8 million, or EPS of $(0.02) from an impairment charge related to the pending divestiture of the Energy Systems microturbine business which Ingersoll Rand signed a letter of intent to sell on Oct.19, 2010.

This compares with net earnings for the 2009 third quarter of $216.6 million, or EPS of $0.65, which included EPS of $0.69 from continuing operations and $(0.04) from discontinued operations. Third-quarter 2009 EPS from continuing operations included approximately $12 million of pre-tax restructuring/productivity costs, or EPS $(0.02).

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“Our third-quarter 2010 operating income was up 26 percent year-over-year and our earnings per share were at the top of our forecast range,” said Michael W. Lamach, chairman, president and chief executive officer. “We are seeing improvement in several of our key markets including global demand for refrigerated transport and industrial and commercial HVAC in Asia. Our innovation and productivity initiatives are driving results as Ingersoll Rand employees continue to find new opportunities to serve customer needs, enhance operations and improve financial performance.”

Additional Highlights for the 2010 Third Quarter

Revenues: The company’s reported revenues increased 8 percent to $3,730.3 million, compared with revenues of $3,458.9 million for the 2009 third quarter. Total revenues excluding currency were up 9 percent, compared with 2009. Reported U.S. revenues were up 5 percent, and revenues from international operations increased by approximately 13 percent (up 16 percent excluding currency).

Operating Income and Margin: Operating income for the third quarter was $408.2 million, an increase of 26 percent compared with $324.6 million for the third quarter of 2009. The third-quarter operating margin was 10.9 percent, an increase of 1.5 percentage points compared to an operating margin of 9.4 percent for the same period of 2009. Higher volumes and continued strong productivity drove the increase in operating profits and margins. These improvements were partially offset by inflation.

Interest Expense and Other Income/Expense: Interest expense of $70.2 million for the third quarter of 2010 decreased compared with $76.3 million in the 2009 third quarter, due to lower year-over-year debt balances. Other income increased by $11.2 million for the third quarter of 2010 compared with last year, primarily due to currency gains in 2010, compared with currency losses in 2009.

Taxes: The company’s reported tax rate for the third quarter was 20.6 percent, slightly above the initial projected rate of 19 percent due to higher projected annual earnings in the United States.

Divestitures

On Oct. 4, 2010, the company completed the previously announced divestiture of its European refrigerated display case business, which is sold under the KOXKA brand. Additionally, on Oct. 19, 2010, the company signed a letter of intent to sell its Energy Systems business, a manufacturer of microturbine systems, to FlexEnergy, LLC. The sale of Energy Systems is expected to be completed in the fourth quarter of 2010. Because of the disposition of these businesses, their results are reported as part of discontinued operations, net of tax, for the third quarter of 2010 and all prior periods.

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Third-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments include: Climate Solutions, which includes the Trane commercial HVAC Systems, Hussmann and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses. Segment operating margins for both 2009 and 2010 include restructuring/productivity investments.

Climate Solutions delivers energy-efficient HVAC-R solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings; Hussmann, a leader in food merchandising solutions; and Thermo King, the leader in transport temperature control solutions. Reported revenues for the third quarter of 2010 were $2,120.8 million, with operating income of $219.7 million. Total revenues for the third quarter increased by 9 percent (up 10 percent excluding currency), and operating earnings increased by 22 percent compared with the third quarter of 2009.

On a year-over-year basis, total commercial HVAC revenues increased 6 percent (up 6 percent excluding currency), with a 3 percent increase (up 2 percent excluding currency) in equipment and systems revenues and an 11 percent increase (up 11 percent excluding currency) in parts, services and solutions. Commercial revenues, excluding currency, increased in all major geographic regions, with strong year-over-year improvements in China and South America. Equipment revenue in North America declined in the quarter, constrained by sluggish non-residential construction markets. However, the year-over-year rate of decline has diminished since the first half of 2010 and the North American equipment market appears to be reaching a cyclical bottom. Third-quarter bookings were flat compared with last year, primarily due to more difficult comparisons in service and contracting, as a result of several large performance contracts awarded in the third quarter of 2009. Equipment bookings were up 4 percent, as growth in China more than offset flat orders in North America and Europe.

Total Thermo King refrigerated transport revenues increased 23 percent in the third quarter compared with last year, with improvements in all geographic regions. Total worldwide refrigerated trailer and truck revenues increased by more than 20 percent compared with last year, reflecting improved activity in both the U.S. and overseas markets. Sea-going container revenues, auxiliary power units and worldwide bus revenues also increased due to improving end-market activity. Thermo King bookings increased approximately 40 percent year-over-year with especially strong orders from European customers.

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Hussmann revenues increased by 7 percent compared with the third quarter of 2009 due to significant improvements in the North American display case business. Third-quarter bookings increased by 21 percent from improved order rates from major national accounts and regional customers, as well as easy comparisons with sluggish activity levels last year.

Third-quarter segment operating margin was 10.4 percent, including $11 million of restructuring/productivity investments, an increase of 1.1 percentage points compared with last year. Higher volumes, productivity actions and improved revenue mix offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the third quarter of $624.3 million increased approximately 22 percent (up 24 percent excluding currency) compared with the third quarter of 2009. Air and Productivity revenues increased 24 percent, with volume increases in all major geographic regions. Revenues in the Americas increased 31 percent compared with last year as industrial and commercial markets for both air compressors and tools continued to improve. Air and Productivity Solutions revenues outside the Americas increased by approximately 17 percent (up 21 percent excluding currency) compared with 2009, from improved activity in Asia. Bookings increased 31 percent year-over-year with substantial gains in all geographic regions.

Club Car revenues increased 18 percent compared with the third quarter of 2009, from increased sales for both golf cars and utility vehicles. Bookings declined due to slowing demand in the domestic golf market and more difficult year-over-year comparisons.

Third-quarter operating margin for Industrial Technologies of 12.7 percent, including $10 million of restructuring/productivity investments, increased by 3.9 percentage points compared with 8.8 percent last year due to productivity, higher volumes from recovering industrial markets and new product introductions, and improved pricing, partially offset by inflation.

Residential Solutions includes the Trane and Schlage brands which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls and remote home management systems. Third-quarter revenues were $575 million, an increase of approximately 1 percent (up 3 percent excluding currency) compared with 2009.

Total reported residential security revenues decreased 11 percent. North American revenues declined slightly, primarily due to stagnant remodeling and new builder markets and inventory reductions by “big box” customers. South American revenues were down by more than 50 percent, primarily due to significant negative currency translation. Total residential security bookings were down 12 percent year-over-year and flat excluding currency translation.

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Residential HVAC revenues increased 4 percent compared with 2009 despite a 1 percent decline in North American HVAC market shipments. The improved sales are attributable to positive product mix in air conditioning systems and from market share gains in residential air conditioning and furnaces. Bookings increased by 8 percent compared to 2009.

Third-quarter segment operating margin of 9.6 percent included $1 million of restructuring/productivity investments. Margins declined somewhat compared with 10.2 percent recorded in 2009 as a 1 percentage point year-over-year improvement in the operating margin of the HVAC business was more than offset by a margin decline in residential security. The segment margin decline was due to commodity price inflation and negative currency comparisons, which combined, offset higher volumes and productivity gains.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. Third-quarter revenues of $409.8 million declined by approximately 6 percent (down 4 percent excluding currency) compared with the third quarter of 2009. This decrease reflects the ongoing decline in commercial building and remodeling markets, especially in the United States and in Europe. Overall segment bookings were down 7 percent and down 4 percent in the Americas. Third-quarter operating margin improved slightly to 22.1 percent, compared with a very strong 21.8 percent in the third quarter of 2009. Third-quarter margins included $2.2 million of restructuring/productivity investments. The operating margin increase was due to cost reduction from productivity gains and improved pricing, which offset lower volumes and commodity inflation.

Balance Sheet and Liquidity

During the third quarter the company repaid $250 million of maturing debt and has repaid approximately $510 million of maturing term debt with available cash flow year-to-date. The company also made a $249 million cash contribution to its pension fund during the quarter and expects to make an additional pension contribution in the fourth quarter of 2010. “We are continuing our focus on generating cash flow through higher earnings and managing our balance sheet,” said Lamach. “Third-quarter working capital management improved compared with the third quarter of 2009. Working capital was 3.3 percent of revenues and improved by 60 points year-over-year. Available cash flow year-to-date is above our initial target, and we expect to reach $1 billion in available cash flow for full year 2010.”

Productivity Actions

The company achieved total gross productivity of 4.7 percent in the third quarter compared with the third quarter of 2009. Total productivity improved sequentially in the third quarter as supply chain issues from the second quarter were rectified.

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2010 Outlook

“A number of Ingersoll Rand’s major end markets continued to recover in the third quarter of 2010, although some notable challenges remain,” said Lamach.

Third-quarter orders were up approximately 10 percent, excluding currency, compared with last year. There are sustained recoveries in the worldwide industrial and refrigerated transport markets, global parts and service activity and across most of the company’s businesses in Asia. The North American residential HVAC market is also slowly recovering from four years of declining volumes. However, the company faces challenges as U.S. and European non-residential construction markets are expected to constrain results for Trane Commercial HVAC equipment and Commercial Security for the balance of the year.

Revenues for full-year 2010 are expected to be in the range of $13,850 to $13,950 million, an increase of 6 to 7 percent. Full-year 2010 EPS from continuing operations is expected to be in the range of $2.18 to $2.28 (including healthcare tax expense of $0.12). Costs related to discontinued operations are forecast to equal $(0.40) per share. This full-year forecast increases the mid-point of our EPS from continuing operations range by $0.07 per share. The forecast also includes the effect of $0.18 per share of restructuring/productivity investments and also reflects a tax rate of 20 percent for continuing operations. Average diluted share count for full year 2010 is expected to be 340 million shares. Available cash flow for 2010 is expected to approximate $1.0 billion, based on projected earnings and working capital requirements.

Fourth-quarter 2010 revenues are expected to be in the range of $3,500 to $3,600 million, which would be an increase of approximately 7 to 10 percent compared with the fourth quarter of 2009. The company also expects to capture significant additional benefits from productivity programs in the fourth quarter. However, some of these benefits will be eroded by commodity inflation which appears to be accelerating. EPS from continuing operations for the fourth quarter are expected to be in the range of $0.56 to $0.66. The fourth-quarter forecast includes the effect of approximately $0.07 per share of restructuring/productivity investments. The fourth quarter forecast also reflects a tax rate of 20 percent for continuing operations and an average diluted share count of 340 million shares.

“Our internal business fundamentals continued to improve in the third quarter. We have globally recognized brands and leading market shares in all of our key businesses. Our balance sheet is solid and improving. As the recovery of the world economy progresses, we will continue to invest in new products and innovation. We will relentlessly strive to improve our operations and become a more efficient company,” said Lamach.

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This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended Dec. 31, 2009, in its Form 10-Q for the quarter ended March 31, 2010 and June 30 2010, and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand’s incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s common shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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10/22/10

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Available Cash Flow

•	Balance Sheet Metrics

Contacts: Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(732) 652-6718, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

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Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net revenues	$3,730.3	$3,458.9	$10,367.4	$9,820.8

Cost of goods sold	(2,651.4)	(2,462.6)	(7,457.7)	(7,156.9)

Selling & administrative expenses	(670.7)	(671.7)	(1,975.8)	(2,018.7)

Operating income	408.2	324.6	933.9	645.2

Interest expense	(70.2)	(76.3)	(212.3)	(225.4)

Other income (expense), net	11.2	—	31.1	15.8

Earnings before income taxes	349.2	248.3	752.7	435.6

Provision for income taxes	(72.1)	(14.8)	(189.4)	(62.3)

Earnings from continuing operations	277.1	233.5	563.3	373.3

Discontinued operations, net of tax	(39.5)	(10.9)	(117.7)	(45.0)

Net earnings (loss)	237.6	222.6	445.6	328.3

Less: Net earnings attributable to noncontrolling interests	(5.4)	(6.0)	(15.5)	(16.4)

Net earnings (loss) attributable to Ingersoll-Rand plc	$232.2	$216.6	$430.1	$311.9

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$271.7	$227.5	$547.7	$356.9
Discontinued operations	(39.5)	(10.9)	(117.6)	(45.0)

Net earnings (loss)	$232.2	$216.6	$430.1	$311.9

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.80	$0.69	$1.62	$1.09
Discontinued operations	(0.12)	(0.04)	(0.35)	(0.13)

	$0.68	$0.65	$1.27	$0.96

Weighted-average number of common shares outstanding:
Diluted	339.0	331.8	338.2	326.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Climate Solutions
Net revenues	$2,120.8	$1,943.3	$5,739.6	$5,431.7
Operating income	219.7	180.3	451.6	340.2
and as a % of Net revenues	10.4%	9.3%	7.9%	6.3%

Industrial Technologies
Net revenues	624.3	509.8	1,793.2	1,579.4
Operating income	79.4	45.1	219.8	102.6
and as a % of Net revenues	12.7%	8.8%	12.3%	6.5%

Residential Solutions
Net revenues	575.4	569.2	1,611.4	1,544.2
Operating income	55.4	58.2	134.2	88.3
and as a % of Net revenues	9.6%	10.2%	8.3%	5.7%

Security Technologies
Net revenues	409.8	436.6	1,223.2	1,265.5
Operating income	90.5	95.2	243.7	247.6
and as a % of Net revenues	22.1%	21.8%	19.9%	19.6%

Total
Net revenues	$3,730.3	$3,458.9	$10,367.4	$9,820.8
Operating income	445.0	378.8	1,049.3	778.7
and as a % of Net revenues	11.9%	11.0%	10.1%	7.9%

Unallocated corporate expense	(36.8)	(54.2)	(115.4)	(133.5)

Consolidated operating income	$408.2	$324.6	$933.9	$645.2

and as a % of Net revenues	10.9%	9.4%	9.0%	6.6%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Nine Months Ended Sept. 30, 2010
Cash flow from operating activities (a)	$516.9
Capital expenditures (a)	(117.7)
Discretionary pension contributions, net of tax	157.3

Available cash flow	$556.5

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	September 30,
	2009	2010	2009
Net Receivables *	$2,094	$2,466	$2,309
Days Sales Outstanding	58.2	60.3	60.9

Net Inventory	$1,176	$1,539	$1,283
Inventory Turns	8.1	6.9	7.7

Accounts Payable	$1,065	$1,401	$1,118
Days Payable Outstanding	40.7	48.1	41.4

*	Net receivables excludes the impact of securitization

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION